Exhibit 99.2

OraSure Technologies, Inc.

2012 Fourth Quarter and Full Year

Analyst/Investor Conference Call

February 6, 2013

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Judy. Good afternoon everyone and welcome to our call.

We finished 2012 on a positive note. Both the Company’s revenues and net loss for Q4 came in above our guidance and our consolidated full year revenues exceeded our 2011 revenues. We also had some notable developments in 2012.

As you know, last year we achieved the most significant milestone in our history when we received FDA approval of our OraQuick® In-Home HIV test, and we began selling this exciting new product to consumers. As I will discuss later in the call, the commercial launch of this product is going well, with weekly consumer purchases increasing in response to promotion. I would also like to mention that Kathy Weber, OraSure’s Senior Vice President and General Manager, Consumer Products is here with Ron and me this afternoon. Kathy will be able to respond to any questions you may have about our OTC efforts during the Q&A session.

2012 was also the first full year of contribution from our molecular collection systems subsidiary, DNA Genotek. DNA Genotek performed well in both the commercial market and the challenging research and academic market. We are excited about the future of molecular diagnostics and DNA Genotek is well positioned for growth in 2013 and beyond.

So, with that as a brief intro, let me now turn the call over to Ron for his financial review.

Fourth Quarter 2012 Financial Results – Ron Spair

Thanks Doug, and good afternoon everyone.

Revenues – Ron Spair

Our fourth quarter 2012 consolidated revenues were $22.1 million compared to $23.7 million reported in 2011. Our consolidated product revenues decreased 7% as a result of the lower sales of our substance abuse, cryosurgical systems and insurance risk assessment products. These decreases were partially offset by higher sales of our infectious disease products and higher molecular collection systems sales.

Our infectious disease testing revenues were $11.8 million in the fourth quarter of 2012 compared to $11.6 million in the fourth quarter of 2011. The overall 2% increase was primarily a result of the inclusion of the first sales of our OraQuick® In-Home HIV test and higher OraQuick® HCV sales, partially offset by lower OraQuick® HIV professional sales.

During the fourth quarter of 2012, gross sales of our OraQuick® In-Home HIV test were $902,000. Under applicable accounting rules, this amount was offset by trade spend, discounts and returns and allowances resulting in net revenues recorded of $546,000.

Fourth quarter domestic HIV revenues were down $618,000, or 6%, due to various factors, including changes in public health testing programs and their timing of purchases, reductions in government funding, price competition, and a shift to automated laboratory-based blood tests by some customers. International HIV revenues increased $52,000 to $773,000 in the fourth quarter of 2012.

Fourth quarter domestic HCV revenues increased $421,000 or 99% largely as a result of broader adoption of our product by domestic customers who are able to use a CLIA waived product. International HCV revenues for the fourth quarter remained approximately the same when compared to the fourth quarter of 2011.

Our molecular collection systems revenues, primarily representing sales of the Oragene® product line, increased slightly to $4.3 million in the fourth quarter of 2012 compared to $4.2 million in 2011. Revenues for the prior year quarter included a $1.5 million purchase by DNA Genotek’s largest customer which did not repeat in Q4 2012.

In substance abuse testing, revenues decreased to $2.1 million in the fourth quarter of 2012 from $3.5 million in the fourth quarter of 2011, primarily as a result of lower Intercept® sales and lower sales of our Q.E.D.® point-of-care saliva alcohol test. Fourth quarter 2011 Q.E.D.® revenues were unusually high due to our fulfillment of an order backlog resulting from production issues that were resolved in October 2011. The decrease in Intercept® sales was the result of lower purchases by our largest domestic laboratory distributor who began selling its own competitive oral fluid drug testing system at the end of 2011, and lower international sales due to a reduction in purchases by our UK laboratory distributor.

Fourth quarter 2012 cryosurgical revenues decreased 14% compared to the fourth quarter of 2011, primarily as a result of lower OTC sales and lower professional sales in the international marketplace, partially offset by an increase in professional sales in the domestic market.

OTC cryosurgical sales during the quarter decreased $523,000, when compared to 2011, largely as a result of the timing of distributor purchases and the resolution of certain regulatory issues that increased sales in the prior year period.

Overall professional cryosurgical sales increased by 4% to $2.2 million due to distributor ordering patterns in both the domestic and international markets.

Gross Margin – Ron Spair

Turning to Gross Margin, our overall margin for Q4 of 2012 was 60% compared to 62% reported for the fourth quarter of 2011. The lower margin in 2012 was a result of an unfavorable change in product mix and a decline in the absorption of labor and overhead costs related somewhat to the impact of Hurricane Sandy.

Operating Expenses – Ron Spair

Our consolidated operating expenses for the fourth quarter increased $4.5 million, or 30%, compared to the fourth quarter of 2011. Research and development expenses decreased from $3.3 million to $2.9 million for the quarter due to lower clinical trial costs associated with our OraQuick® In-Home HIV test and lower international product registration costs. Sales and marketing expenses were $11.6 million for the fourth quarter, an increase of $5.2 million over 2011 due to the inclusion of $5.2 million of costs related to the commercialization of our OraQuick® In-Home HIV test. General and administrative expenses decreased from $5.2 million to $4.9 million due to lower legal, accounting and consulting fees.

Net Loss – Ron Spair

From a bottom line perspective, we reported a net loss of $5.9 million, or $0.11 per share for the fourth quarter of 2012, compared to net income of $115,000, or $0.00 per share, for the same period of 2011.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, our cash balance at December 31, 2012 was $87.9 million compared to $23.9 million at December 31, 2011. We completed a secondary stock offering in Q3 of 2012 which increased our cash balance by approximately $70 million.

Cash used in operating activities in the fourth quarter of 2012 was $1.4 million compared to $1.1 million of cash generated from operating activities in the fourth quarter of 2011.

First Quarter 2013 Consolidated Financial Guidance – Ron Spair

Turning to guidance for the first quarter of 2013, we are projecting consolidated revenues of approximately $20.0 to $21.0 million and a consolidated net loss per share of approximately $0.18 to $0.19 for the quarter.

Revenues projected for Q1 of 2013 are sequentially down from our performance in Q4 of 2012, primarily as a result of lower infectious disease product revenues partially offset by higher HIV-OTC sales. Q1 has historically been the softest quarter of the year for our base infectious disease business while Q4 has been the strongest. Additionally, we did see a somewhat higher than expected Q4 – 2012 buy in from our domestic professional cryosurgery distributors in advance of a price increase that took effect in early January 2013.

From a profitability perspective, the medical device excise tax and higher royalties under the terms of our settlement agreement reached with Alere in 2009 are included in the cost of goods sold for the affected products. We believe that our ongoing gross margins should be in the upper 50% range. We will also be investing $7.3 million in Q1-2013 to support our direct to consumer advertising campaign for the OraQuick® In-Home HIV test.

With that, I will now turn the call back over to Doug.

Business Update – Doug Michels

Thanks, Ron.

HIV-OTC – Doug Michels

Much of our recent focus has been on commercializing our OraQuick® In-Home HIV test. We are pleased with the progress to date. Consumer purchases are responding to our national PR and advertising campaigns, with sales increasing on a weekly basis.

As you may recall, we initiated our national TV advertising in December and, as a result, weekly consumer sales during December grew 30% over the comparable levels in November. In January, we increased the frequency of our TV spots and consumer sales were up 40% over December. Consumers are now purchasing about 4,000 units per week compared to about 2,000 units per week in November of last year. We are seeing similar growth in internet sales through our website.

TV promotion is an effective tool to generate broad awareness among a large population, such as sexually active adults. It is clear from our results to date that our advertising is working. This week we are taking steps to make our TV promotion more efficient by introducing shorter duration ads (i.e. 15 to 30 seconds versus 45 seconds) into the mix. This allows us to increase the reach and frequency of our advertising at the same cost. We also continue to supplement our TV advertising with digital and print media, which are an efficient and effective way to communicate with our target customers.

In addition to national TV advertising, our promotional campaign will soon incorporate more locally based, on-the-ground tactical marketing. Examples include promotion at music festivals and Gay Pride events and the use of local radio ads and increased local signage and banners. Initially, these local activities will occur primarily in the 6-10 urban areas that have the largest populations of our target consumers. We will also continue working with Magic Johnson to supplement our awareness efforts during 2013.

In evaluating our progress, one thing to keep in mind is the expected purchase cycle for our test. Based on market research, we believe there is generally a lag between when many consumers first become aware of the product and when they decide to purchase. In some cases this lag can be several months. This obviously impacts our sales growth rate and is a major reason why our advertising is focused on building broad consumer awareness. This also highlights the importance of continuing to keep the brand message in front of the consumer.

On the sales side, each of our major retailers such as CVS, Rite Aid, Wal-Mart and Walgreens, remain highly supportive and are pleased to see that sales are increasing in response to our promotional efforts. With respect to internet activity, as of mid-January we had almost 500,000 unique visitors to our OraQuick.com website. We estimate that about 50% of this traffic comes through mobile devices such as smart phones and tablets. We believe this reflects the effectiveness of our ad campaign and in particular the use of various types of digital media. In the near future, we expect to launch an app for mobile devices which will allow consumers to find a local retailer carrying our product, watch a product demonstration video or visit our website to make a purchase.

A final area I want to address is our consumer support center, which is functioning well and is exceeding our performance goals. Approximately, 85% of calls are received, between the hours of 7 a.m. and 10 p.m., and the average response time is 5.8 seconds. The types of calls have shifted from asking about price and product availability to usage of the test and interpreting results. Importantly, we have received a minimal number of product complaints. This suggests that consumers are able to use the product properly. Additionally, consumers testing positive with our product are using the medical provider referral services offered by our call center.

So, in summary, our efforts to commercialize the OraQuick® In-Home HIV test are progressing well. Our awareness and consumer activation efforts through TV and other promotional activities are proving effective as they stimulate sales growth. We expect this trend to continue as we execute against our strategies throughout 2013.

OraQuick® HCV – Doug Michels

With respect to our OraQuick® HCV test, we are encouraged by the substantial growth experienced during 2012. Revenues for this product were up 44% for the year compared to 2011. However, we still have higher expectations for this product, and our sales and marketing group will continue to focus on market development, especially in the public health, hospital and physician office markets.

During the fourth quarter, we were pleased to see that several major organizations, including the American Association for the Study of Liver Disease, the Infectious Disease Society of America and the National Viral Hepatitis Roundtable, announced their support for the CDC’s new guidelines recommending that all baby boomers receive a one-time test for HCV. In addition, the U.S. Preventive Services Task Force (“USPSTF”) issued new draft recommendations for HCV testing during the quarter. In these draft recommendations, the USPSTF gave a “B” grade to HCV testing for persons who inject drugs or are otherwise identified with risks for infection. This is significant in that at-risk HCV testing previously had a “C” grade. A “B” grade or better is generally needed from the USPSTF before physicians will offer the service consistently. So this change should result in greater HCV testing, particularly among individuals at risk for the disease.

Other Products – Doug Michels

Moving from our newer products, I want to briefly comment on our professional

HIV and our substance abuse testing products.

As noted in prior calls, our professional OraQuick® HIV business has been impacted by reduced government funding and increasing competition. This is likely to continue. The availability of government funding is particularly important in the public health market, and may come under greater pressure if the mandatory cost reductions occur under Federal sequestration.

In substance abuse, as discussed on prior calls, we have experienced delays in our development efforts for high throughput assays primarily because Roche has been unable to obtain FDA clearance of an assay for THC, or marijuana. We are in discussions with Roche about this assay and the future of our collaboration.

DNA Genotek Acquisition – Doug Michels

Finally, turning briefly to our molecular collection systems business — DNA Genotek had a strong fourth quarter and year in 2012. New orders were higher than 2011, and the company continued to deliver product to large commercial customers whose test offerings are seeing increased adoption in the genetic testing market. In addition, the academic research market, which has long been a core area for DNA Genotek, has continued to deliver solid revenues despite a less than optimal funding environment. DNA Genotek had a particularly strong quarter in the European research market during Q4.

We remain enthusiastic and confident in the growth prospects for DNA Genotek. The company’s largest customer recently confirmed that it will make a substantial purchase during 2013 and another long-standing customer in the United Kingdom recently signed a multi-year supply agreement. These activities, when combined with the increase in new customer orders during 2012 and some new products under development, have set the stage for what we believe will be a strong 2013 from DNA Genotek.

Conclusion

So in conclusion, now that 2012 is completed our focus for the New Year is on execution. We will continue to devote significant time and resources to making our OraQuick® In-Home HIV test a commercial success. We will also focus on expanding sales of our OraQuick® HCV product and improving the performance of our professional HIV and substance abuse businesses. We look forward to discussing our results on future calls.

And with that, I will now open the floor to your questions. Operator please proceed.

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[Q&A session]

Conclusion – Doug Michels

Thank you for participating on today’s call and for your continued interest in OraSure. Have a good afternoon and evening.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors and success of direct sales efforts; inventory levels at distributors and other customers; ability to integrate and realize the full benefits of the Company’s acquisition of DNA Genotek; the ability of DNA Genotek to achieve its financial and strategic objectives; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products, including the OraQuick® In-Home HIV Test; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.